Contact: Kelly Tacke Executive Vice President and Chief Financial Officer (972) 991-2422

PALM HARBOR HOMES, INC. REPORTS
THIRD QUARTER FISCAL 2010 RESULTS

DALLAS, Texas (February 1, 2010) ─ Palm Harbor Homes, Inc. (NASDAQ:PHHM) today reported financial results for the third quarter and nine months of fiscal 2010 ended December 25, 2009.

Net sales for the third quarter totaled $71.8 million compared with $89.6 million in the prior year period.  Net loss for the third quarter totaled $9.2 million, or ($0.40) per share, compared with a net loss of $13.7 million, or ($0.60) per share, a year ago.

Net sales for the nine months ended December 25, 2009, were $229.0 million compared with $330.4 million in the nine months ended December 26, 2008.  Net loss for the year-to-date period in fiscal 2010 totaled $29.6 million, or ($1.29) per share, compared with net loss of $22.1 million, or ($0.97) per share, in the prior-year period.

Financing and Restructuring Initiatives
Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, "Our results for the third quarter reflect the current market environment in the overall housing industry.  We have continued to revise our operating strategy and better position the Company to sustain this downturn and, at the same time, benefit from any market improvement when it occurs.  Our primary focus has been to maintain adequate liquidity for operations.  On January 27, 2010, we reached an agreement with Textron Financial Corporation to amend the terms of our floor plan facility and extend the expiration date until April 2011, and in certain circumstances, further extend through June 2012.  The Company, through Country Place Mortgage, has also closed on a new, four-year, $20 million secured term loan from entities managed by Virgo Investment Group LLC (“Virgo”).  Proceeds will be used for working capital and general corporate purposes.  We are very pleased to secure this new term loan from Virgo, which represents a creative financing transaction at a critical inflection point in our business.  We believe this transaction reflects the financial community’s confidence in Palm Harbor’s business strategy and the strength of our asset base.

“We have also taken additional steps to reduce our manufacturing capacity and distribution channels and realign our operational overhead to meet current and expected demand.  As a result, we will be closing two factories and 21 underperforming sales centers and will have seven factories in operation and a total of 57 sales locations.  We expect to incur restructuring charges of approximately $6.0 million over the next two fiscal quarters.  Additionally, we continue to identify ways to lower our quarterly selling, general and administrative expenses, increase margins and further reduce our receivables and inventory levels.

Further Improvement in Operating Efficiencies
“In spite of the decline in sales, we have made considerable progress in managing our costs and improving our operating efficiencies in this current sales environment,” added Keener.  “While revenues declined 19 percent over the prior year period, our gross margin for the quarter was a solid 23.4 percent, compared with 21.2 percent a year ago.  This improvement indicates improved manufacturing efficiencies, a higher internalization rate and a strong performance by Standard Casualty and Country Place Mortgage.  For the third quarter of fiscal 2010, our selling, general and administrative expenses declined by $5.2 million, or 18 percent, reflecting continued cost control initiatives and seven fewer retail locations.  With the additional restructuring actions, we expect to realize annual savings of approximately $8.0 million.  Overall, we reduced our quarterly operating loss by $4.6 million from the same period a year ago.  These results include a one-time gain of $1.8 million from the sale of renewal rights for a division of Standard Casualty included in other income.

-MORE- 15303 Dallas Parkway, Suite 800, Addison, TX 75001 • Voice: (972) 991-2422 • Fax: (972) 991-5949 www.palmharbor.com

PHHM Reports Third Quarter Fiscal 2010 Results

February 1, 2010

“Going forward, we will continue to focus on carefully managing our costs, achieving further gross margin improvement and maintaining adequate liquidity to sustain our business through this cycle.  At the same time, we are pursuing innovative ways to both expand our product offering and reach new distribution channels to further drive revenues.  Regardless of market conditions, we will continue to leverage Palm Harbor’s core strengths - the most trusted brand name in the industry, a diverse and high-quality product line, a profitable insurance and finance operation, manufacturing excellence and exceptional customer satisfaction. “

Profitable Insurance and Finance Businesses
“Our financial services operations have remained a bright spot for Palm Harbor through this challenging environment.  Standard Casualty, our insurance subsidiary, has remained a very consistent performer for the Company with a profitable third quarter and steady growth in policies written.  Country Place Mortgage, Palm Harbor’s mortgage lending subsidiary, also remains profitable and year-to-date loan originations are up four percent in spite of a very tight lending environment.  During the third quarter, Country Place also became a Ginnie Mae approved lender, a significant advantage in today’s market.  Country Place’s reputation and track record clearly demonstrates that a good factory-built lending practice can continue to perform well in a challenging economy,” added Keener.

Cash Management
Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented,  “We continue to maintain a very disciplined focus on controlling our costs and carefully managing our cash.  As a result of our efforts and previous restructuring actions, we have reduced our selling, general and administrative expenses by over 20 percent through the first nine months of this fiscal year.  Positive cash flows from operating activities for the same period were approximately $11.5 million.  We remain committed to maintaining a strong balance sheet in light of today’s challenging economic conditions.”

A conference call regarding this release is scheduled for tomorrow, Tuesday, February 2, 2010, at 9:00 a.m. (Central Time), 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation's leading manufacturers and marketers of multi-section manufactured homes.  The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.  For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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PHHM Reports Third Quarter Fiscal 2010 Results

February 1, 2010

PALM HARBOR HOMES, INC.
Statements of Operations

(Dollars in thousands, except earnings per share)
For the third quarter and nine months ended December 25, 2009 and December 26, 2008

	Third Quarter Ended		Nine Months Ended
	Dec. 25,	Dec. 26,	Dec. 25,	Dec. 26,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net sales	$71,802	$89,642	$229,020	$330,379
Cost of sales	54,981	70,597	174,862	252,742
Selling, general and administrative expenses	24,119	29,323	73,154	91,586
Loss from operations	(7,298)	(10,278)	(18,996)	(13,949)

Interest expense	(4,046)	(4,637)	(13,064)	(14,009)
Gain or repurchase of convertible senior notes	0	467	0	4,242
Other income	2,232	655	2,671	1,819
Loss before income taxes	(9,112)	(13,793)	(29,389)	(21,897)
Income tax benefit (expense)	(66)	58	(163)	(184)
Net loss	$(9,178)	$(13,735)	$(29,552)	$(22,081)
Net loss per common share - basic and diluted	$(0.40)	$(0.60)	$(1.29)	$(0.97)
Weighted average common shares outstanding – basic and diluted	22,875	22,875	22,875	22,857

Condensed Balance Sheets

(Dollars in thousands)
December 25, 2009 and March 27, 2009

	December 25,	March 27,
	2009	2009 (1)
	(Unaudited)
Assets
Cash and cash equivalents	$7,711	$12,374
Trade accounts receivables	18,359	23,458
Consumer loans receivable, net	178,544	191,597
Inventories	78,559	97,144
Property, plant and equipment, net	32,049	35,937
Other assets	44,269	51,172
Total Assets	$359,491	$411,682

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$58,086	$64,836
Floor plan payable	44,402	49,401
Convertible debt	49,794	47,939
Warehouse revolving debt	2,398	3,589
Securitized financings	126,130	140,283
Shareholders' equity	78,681	105,634
Total Liabilities and Shareholders' Equity	$359,491	$411,682

(1)
Included in the Company’s third quarter results for fiscal 2010 and 2009 is the impact of approximately $677,000 and $741,000, respectively, of non-cash interest expense related to the retrospective adoption of the new accounting rules related to convertible debt instruments that may be settled in cash upon conversion.  For the year-to-date period for fiscal 2010 and 2009, the impact is approximately $1,900,000 and $2,200,000, respectively.  This additional non-cash interest expense represents the amortization of a debt discount recorded against the Company’s convertible debt as required under the new accounting rules, applied retrospectively.

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PHHM Reports Third Quarter Fiscal 2010 Results

February 1, 2010

PALM HARBOR HOMES, INC.
Quick Facts

	Third Quarter Ended		Nine Months Ended
	Dec. 25,	Dec. 26,	Dec. 25,	Dec. 26,
	2009	2008	2009	2008
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	78	87	86	87
Added	1	0	1	0
Closed	(1)	(1)	(9)	(1)

Ending	78	86	78	86

Factory-built homes sold through:
Company-owned sales centers and builder locations	578	654	1,754	2,391
Independent dealers, builders & developers	177	213	496	809

Total factory-built homes sold	755	867	2,250	3,200

Factory-built homes sold as:
Single-section	177	148	482	534
Multi-section	409	459	1,262	1,847
Modular	169	260	506	819

Total factory-built homes sold	755	867	2,250	3,200

Commercial buildings:
Number of commercial buildings sold	7	9	47	40
Net sales from commercial buildings sold (in 000’s)	$655	$856	$10,300	$10,664

Average sales prices:
Manufactured housing – retail	$64,000	$69,000	$67,000	$74,000
Manufactured housing – wholesale	$50,000	$65,000	$52,000	$54,000
Modular housing – consumer	$158,000	$178,000	$165,000	$174,000
Modular housing – wholesale	$77,000	$67,000	$75,000	$71,000
Homes produced	650	694	2,022	2,766
Internalization rate (manufactured and modular)	73%	69%	74%	69%

FINANCIAL SERVICES
Loan originations:
CPM	88	52	231	223

Insurance penetration:
Warranty	82%	90%	86%	92%
Physical damage	65%	73%	67%	70%

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